Expion360 Reports Second Quarter 2026 Financial and Operational Results

Gross Margin Expands to 32.4% from 20.8% in Prior-Year Period

Expanded OEM Relationship with Forest River to Include Two Additional Motorized RV Brands

REDMOND, OR – August 7, 2026 – Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage solutions, today reported its financial and operational results for the second quarter and six months ended June 30, 2026.

Second Quarter and First Half 2026 Financial and Operational Highlights

•	Q2 2026 net sales totaled $2.0 million, down 32% from Q2 2025, and up 30% from Q1 2026.
•	First half 2026 net sales of $3.6 million, down 29% from the first half of 2025.
•	Q2 2026 gross profit increased 6% compared to Q2 2025, despite lower net sales.
•	First half 2026 gross profit decreased 6% compared to the first half of 2025.
•	Q2 2026 gross margin expanded to 32% of sales, compared to 21% in Q2 2025.
•	First half 2026 gross margin of 29% of sales, compared to 22% in the first half of 2025.
•	Q2 2026 net loss improved 6% compared to Q2 2025.
•	First half 2026 cash used for operations of $2.6 million, compared to $1.6 million in the first half of 2025.
•	Cash and cash equivalents of $1.5 million as of June 30, 2026.Working capital of $4.4 million and stockholders’ equity of $4.8 million as of June 30, 2026.
•	Expanded existing supply relationship with Forest River, Inc.
•	Regained compliance with Nasdaq minimum bid price requirement.

Management Commentary

“Our second quarter results reflect meaningful progress on the margin improvement initiatives we have been executing throughout 2026,” said Joseph Hammer, Chief Executive Officer and Chairman of the Board of Directors of Expion360. “Gross profit increased 6% year over year to $0.7 million even as net sales declined, and gross margin expanded more than 11 percentage points to 32.4% from 20.8% in the prior-year period. This is the direct result of our decision to discontinue the resale of certain low-margin accessories and to maintain disciplined pricing across our core battery product lines. We believe a higher-quality revenue base positions the Company for an improved earnings profile as volumes recover.

“Second quarter net sales of $2.0 million were impacted by the discontinuation of low-margin accessory resales and elevated battery inventory levels held by certain OEM customers entering the year. Encouragingly, second quarter net sales increased 30% sequentially from the first quarter, while selling, general, and administrative expenses remained essentially flat year-over-year and decreased sequentially from the first quarter.

“During the quarter, we expanded our supply relationship with Forest River, a subsidiary of Berkshire Hathaway and one of the largest RV manufacturers in North America. Following our existing programs with Forest River’s Dynamax and East to West brands, Forest River selected our UL 1973-certified lithium-ion battery systems for two additional motorized brands: Georgetown and Dynamax Grand Sport. We believe this expansion reflects continued progress in growing our OEM customer base within the motorized RV market.

“We remain on track to launch the first next-generation lithium battery in the second half of 2026. This product incorporates our VHC™ internal heating technology, SmartTalk™ Bluetooth connectivity, and CANBus communication, while also being designed to improve manufacturing efficiency and support further margin expansion.

“Subsequent to the quarter, we completed a 1-for-12 reverse stock split and regained compliance with Nasdaq’s listing rules. We also announced leadership transitions in our Chief Operating Officer and Chief Financial Officer roles and are focused on ensuring continuity as we execute on these priorities. Looking ahead, our focus remains on converting expanded OEM relationships into revenue growth, executing our next-generation product launches, sustaining margin improvements, and maintaining disciplined capital and operating expense management,” concluded Mr. Hammer.

Second Quarter 2026 Financial Summary

Net sales in the second quarter of 2026 totaled $2.0 million, a decrease of 32% from $3.0 million in the prior year period. The decrease in net sales was primarily attributable to discontinuing the resale of certain low-margin accessories in order to increase profit margins.

Gross profit in the second quarter of 2026 totaled $0.7 million, or 32.4% as a percentage of net sales, compared to gross profit of $0.6 million, or 20.8% as a percentage of net sales, in the prior year period. The increase in gross profit and gross profit as a percentage of net sales was primarily attributable to a change in product mix that excluded low-margin items, combined with the maintenance of healthy pricing models across the Company’s core battery product lines.

Selling, general, and administrative expenses were $2.0 million in the second quarter of 2026, a decrease of 0.7% from $2.0 million in the second quarter of 2025. Decreases in research and development, salaries and benefits, and travel expenses were offset by increases in legal and professional fees and sales and marketing expenses.

Net loss in the second quarter of 2026 totaled $1.3 million, or $(1.34) per basic and diluted share, compared to a net loss of $1.4 million, or $(4.93) per basic and diluted share, in the second quarter of 2025.

First Half 2026 Financial Summary

For the six months ended June 30, 2026, net sales totaled $3.6 million, a decrease of 29% from $5.0 million in the prior year period. The decrease in net sales was primarily attributable to discontinuing the resale of certain low-margin accessories and to elevated battery inventory levels carried into the year by certain OEM customers.

Gross profit totaled $1.05 million, or 29.3% as a percentage of net sales, a decrease of 6% compared to $1.12 million, or 22.3% as a percentage of net sales, in the prior year period.

Selling, general, and administrative expenses increased 14% to $4.1 million compared to $3.6 million in the prior year period. The increase was primarily due to increases in legal and professional fees and salaries and benefits, only partially offset by decreases in research and development, travel expenses, and depreciation.

Net loss totaled $3.0 million, or $(3.33) per basic and diluted share, compared to a net loss of $2.5 million, or $(9.39) per basic and diluted share, in the prior year period.

Cash and cash equivalents totaled $1.5 million as of June 30, 2026, compared to $3.0 million as of December 31, 2025.

Net cash used in operating activities for the six months ended June 30, 2026 increased to $2.6 million from $1.6 million in the prior year period, primarily attributable to the timing of inventory purchases, prepaid expenses, and accounts receivable and accounts payable.

Reverse Stock Split and Nasdaq Listing Compliance

On July 21, 2026, the Company effected a one-for-12 reverse stock split of its issued and outstanding shares of common stock, together with a proportionate decrease in the number of authorized shares of common stock. The reverse stock split was undertaken in connection with the Company’s efforts to regain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). All share and per share amounts presented in this press release have been retroactively adjusted to reflect the reverse stock split for all periods presented.

As of August 4, 2026, the Company had regained compliance with the Minimum Bid Price Requirement, and Nasdaq’s listing requirements.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and industrial applications.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS casing and solid mechanical connections help provide top performance and safety. Expion360 delivers advanced lithium battery technology that powers every adventure, every mission, for the moments that matter.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit expion360.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the anticipated timing and commercial availability of the Company’s products; the expected normalization of customer demand and inventory levels; the Company’s ability to sustain and further improve its gross margins; the Company’s ability to execute on its growth strategy and initiatives; the Company’s ability to grow and convert its OEM relationships, including with Forest River, into revenue growth; the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market; the Company’s ability to raise additional capital, manage operating expenses, and continue as a going concern; and the Company’s ability to expand its product portfolio and introduce new technologies. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

541-797-6714

Shawna.Bowin@expion360.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

EXPION360 INC.

BALANCE SHEETS

	As of June 30, 2026 (Unaudited)	As of December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$1,540,348	$2,969,096
Accounts receivable, net	638,281	718,964
Inventory	2,049,571	2,858,780
Prepaid/in-transit inventory	530,332	318,440
Prepaid expenses and other current assets	560,761	179,645
Total current assets	5,319,293	7,044,925

Property and equipment	807,083	807,083
Accumulated depreciation	(528,663)	(478,861)
Property and equipment, net	278,420	328,222

Other Assets
Operating leases – right-of-use asset	507,374	666,199
Deposits	32,016	32,016
Total other assets	539,390	698,215
Total assets	$6,137,103	$8,071,362

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$349,095	$403,792
Customer deposits	59,216	2,978
Accrued expenses and other current liabilities	209,627	221,863
Current portion of operating lease liability	327,527	337,246
Current portion of long-term debt	13,399	31,058
Total current liabilities	958,864	996,937

Long-term debt, net of current portion and discount	142,784	166,187
Operating lease liability, net of current portion	218,008	372,478
Total liabilities	1,319,656	1,535,602

Stockholders’ equity
Preferred stock, par value $0.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $0.001; 1,666,666 shares authorized; 953,192 and 815,145 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	953	815
Additional paid-in capital	48,669,730	47,345,372
Accumulated deficit	(43,853,236)	(40,810,427)
Total stockholders’ equity	4,817,447	6,535,760
Total liabilities and stockholders’ equity	$6,137,103	$8,071,362

EXPION360 INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$2,030,065	$2,989,947	$3,595,912	$5,039,278
Cost of sales	1,371,799	2,367,337	2,541,571	3,915,101
Gross profit	658,266	622,610	1,054,341	1,124,177
Selling, general and administrative	1,959,535	1,972,806	4,126,520	3,622,241
Loss from operations	(1,301,269)	(1,350,196)	(3,072,179)	(2,498,064)

Other (income)/expense
Interest income	(13,350)	—	(27,667)	(1)
Other income	(10,657)	—	(10,657)	—
Interest expense	3,196	3,649	8,715	9,317
Loss on sale of property and equipment	—	14,978	—	13,353
Other expense	183	—	213	50
Total other (income) / expense	(20,628)	18,627	(29,396)	22,719
Loss before income taxes	(1,280,641)	(1,368,823)	(3,042,783)	(2,520,783)

Franchise taxes	—	37	26	75
Net loss	$(1,280,641)	$(1,368,860)	$(3,042,809)	$(2,520,858)

Net loss per share (basic and diluted)	$(1.34)	$(4.93)	$(3.33)	$(9.39)
Weighted-average number of common shares outstanding	953,192	277,939	912,646	268,586

EXPION360 INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2026	2025
Cash flows from operating activities

Net loss	$(3,042,809)	$(2,520,858)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	49,802	65,244
Loss on sale of property and equipment	—	13,353
Stock-based compensation	105,029	183,950
Issuance of common stock in exchange for services	—	106,250
Allowance for doubtful accounts	7,972	—
Non-cash expense in exchange for asset disposal	—	21,420
Changes in operating assets and liabilities:
Accounts receivable	72,711	(102,702)
Inventory	809,209	(306,802)
Prepaid/in-transit inventory	(211,892)	1,127,179
Prepaid expenses and other current assets	(381,116)	(114,387)
Deposits	—	(4,545)
Accounts payable	(54,697)	337,260
Customer deposits	56,238	219
Accrued expenses and other current liabilities	(12,236)	62,926
Right-of-use assets and lease liabilities	(5,364)	1,597
Suspended liability	—	(500,000)
Net cash used in operating activities	(2,607,153)	(1,629,896)

Cash flows from investing activities
Net proceeds from sale of property and equipment	—	4,250
Net cash provided by investing activities	—	4,250

Cash flows from financing activities
Principal payments on long-term debt	(41,062)	(16,556)
Net proceeds from issuance of common stock	1,219,467	1,779,557
Net cash provided by financing activities	1,178,405	1,763,001

Net change in cash and cash equivalents	(1,428,748)	137,355
Cash and cash equivalents, beginning	2,969,096	547,565
Cash and cash equivalents, ending	$1,540,348	$684,920

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,807	$9,783
Cash paid for franchise taxes	$176	$—

Non-cash financing activities:
Acquisition/modification of operating lease right-of-use asset and lease liability	—	198,216